January 15, 2013

Howard Ervin

2550 Stanwell Drive

Concord, CA 94520

Re: Amended and Restated Employment Agreement

Dear Howard:

As we discussed, this amended and restated letter agreement (the "Agreement") sets forth the terms and conditions of your continued, non-regular employment with Cerus Corporation ("Cerus" or the "Company") on a part-time basis, in the position of Vice President, Legal Affairs. Except as expressly provided herein, this Agreement supersedes and replaces any other employment agreement you have with the Company, including but not limited to the letter agreement dated December 22, 2008 between you and the Company (the "2008 Agreement"), which shall have no further force or effect. By signing this Agreement, you consent to the changes in your employment terms set forth herein, and you agree that these changes and your new employment terms do not provide grounds for a "Good Reason Resignation" for purposes of the 2008 Agreement. This Agreement is effective as of January 1, 2013 (the "Effective Date").

Position, Duties, Work Location and Part-Time Schedule

As Vice President, Legal Affairs, you will continue to report directly to Obi Greenman, President and Chief Executive Officer of Cerus (the "CEO"), and your new role will be to consult with us on a variety of legal issues, as requested. You will work at our facility located in Concord.

As discussed, you and the Company anticipate that you will be able to perform your new duties within a time commitment averaging 20% of full-time, which will be your new part-time status as of the Effective Date.

Compensation and Benefits

As of the Effective Date, your semi-monthly base salary rate will be changed to $2,727.45, which equates to an annual salary of $65,459, (the quoting of an annual salary is for illustrative purposes only). Because your position is classified as exempt, on occasion you may be required to work more than a 20% schedule as required by your job duties, and you will not be eligible for overtime or additional compensation. In addition, as of the Effective Date and subject to the Company's vacation and sick leave policies, your annual vacation accrual rate will change to 32 hours per year, and your annual sick leave accrual rate will change to 19.2 hours per year.

You continue to be eligible to receive a Performance Bonus under the Company's Bonus Plan for Senior Management of Cerus Corporation, solely as to the bonus payable in February, 2013 with respect to achievement of commercial and strategic goals in 2012, which bonus will not be diminished as a consequence of your change of status pursuant to this Agreement.

Your stock options will continue to vest on their current vesting schedules (100%) during the period of this Agreement. For purposes of clarity, your Continuous Service (as defined in the Company's 2008 Equity Incentive Plan, as amended) will be deemed terminated as of December 31, 2013 (the "Termination Date"), notwithstanding any agreement hereinafter entered to provide services to the Company, either as an employee or a consultant. In addition, the post termination exercise period for the vested portion of any stock options outstanding as of the Termination Date, will be changed to the earlier of (i) December 31, 2014, or (ii) the expiration of the term of such stock options as set forth in the applicable stock option agreement.

As of the Effective Date, you will no longer be eligible to participate in the Company's regular employee benefit plans due to your change to part-time status, other than the Company's 401(k) plan. However, pursuant to the federal COBRA law or, if applicable, state insurance laws (collectively, "COBRA"), and by the Company's current group health insurance policies, you will be eligible to continue your group health insurance benefits at your own expense after the Effective Date. You will receive further written notice regarding your COBRA rights and obligations under separate cover. Cerus may modify compensation and benefits from time to time, in its discretion.

Change of Control Severance Benefit

The Board of Directors of the Company (the "Board") has adopted the Cerus Corporation Change of Control Severance Benefit Plan, effective September 15, 2005 (the "Plan") and Amended December 11, 2008. Cerus has designated you as eligible to participate in the Plan for the duration of this Agreement. This means that you will become an Eligible Employee, as that term is defined in the Plan, in the event that your employment with the Company terminates due to a Covered Termination, also defined in the Plan. For your future reference, a copy of the Plan document is enclosed. This document also serves as the Summary Plan Description for the Plan.

You will continue to be an "Eligible Employee" under the Company's Change of Control Severance Benefit Plan, as amended, through to the Termination Date.

Compliance With Policies and Proprietary Information Agreement

As a Cerus employee you are expected to abide by Company rules and regulations, and periodically may be required to sign acknowledgments that you have read and understand the Cerus Employee Handbook or other Company policies. This Agreement does not alter or affect your Proprietary Information and Inventions Agreement that you signed on June 29, 1999 (the "Proprietary Information Agreement"), and you are expected to continue to comply with your Proprietary Information Agreement. Your Proprietary Information Agreement will not preclude you from providing occasional legal or business advice to third parties, so long as the interests of such third parties in no way conflict with the interests of Cerus and such activity does not interfere with the performance of your responsibilities and duties to Cerus.

Termination of Employment

As an employee you may terminate employment at any time and for any reason whatsoever with notice to Cerus. Although not required, we request that, in the event of resignation, you give the Company at least two weeks notice. Similarly, Cerus may terminate your employment at any time, with or without cause.

Miscellaneous

This Agreement, the Proprietary Information Agreement and the Amended & Restated Indemnity Agreement, dated September 15, 2009, between you and the Company, sets forth the complete and exclusive statement of your employment terms with the Company, and it supersedes any other agreements or promises made to you concerning your employment agreement with the Company. Other than those employment terms within the discretion of the Company to change, the terms in this Agreement only can be modified in a writing signed by you and a duly authorized officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, and their heirs, successors and assigns. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be deemed modified so as to be rendered enforceable in a manner consistent with the intent of the parties, insofar as possible under applicable law. Any ambiguity in this Agreement shall not be construed against either party as the drafter. Any waiver of a breach of this Agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder. This Agreement shall be deemed to have been entered into, and shall be construed and enforced, in accordance with the laws of the State of California without regard to conflicts of law principles. This Agreement may be executed in counterparts, each of which shall be deemed to be part of one original, and facsimile signatures or signatures transmitted via PDF shall be equivalent to original signatures.

The terms of this non-regular employment letter will expire on the Termination Date. In the event that our business needs for this position change prior to the Termination Date, the company maintains the right to terminate the relationship prior to such date. If you wish to accept non-regular employment at Cerus under the terms set out above, please sign and date this letter below, and return this fully signed Agreement to me.

We look forward to your favorable reply and to continuing our productive work relationship.
Sincerely, /s/ William "Obi" Greenman William "Obi" Greenman President and Chief Executive Officer	Understood and Accepted /s/ Howard G. Ervin Howard G. Ervin January 15, 2013